Exhibit 10.4

DIRTT ENVIRONMENTAL SOLUTIONS LTD.

DEFERRED SHARE UNIT PLAN

FOR NON-EMPLOYEE DIRECTORS

Amended and Restated as of September 25, 2018

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Table of Contents

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DIRTT ENVIRONMENTAL SOLUTIONS LTD.

DEFERRED SHARE UNIT PLAN

FOR NON-EMPLOYEE DIRECTORS

1.	INTRODUCTION

1.1	Purpose

The purpose of the Plan is to attract, retain and motivate highly qualified and experienced individuals to act as directors of the Corporation and to promote a greater alignment of interests between non-employee members of the Board and the shareholders of the Corporation.

1.2	Definitions

For the purposes of the Plan, the following terms have the following meanings:

(a)	“Administrator” means such employee or agent of the Corporation as may be designated as Administrator by the Board from time to time, if any;

(b)	“Affiliate” has the meaning set forth in the Business Corporations Act (Alberta);

(c)	“Annual Retainer” means the annual retainer payable to an Eligible Director including any additional retainer paid to the chair of the Board, or a chair or member of a Committee;

(d)

“Applicable Withholding Taxes” means any and all taxes and other source deductions or other amounts which the Corporation is required by law to withhold from any amounts to be paid or credited hereunder;

(e)

“Award Date” means each date on which Deferred Share Units are credited to an Eligible Director in accordance with Section 3.1, which shall be, unless otherwise determined by the Board, the last day of each calendar quarter;

(f)	“Black Out Period” means any period during which a policy of the Corporation prevents a person from trading in the Common Shares;

(g)	“Board” means the board of directors of the Corporation as constituted from time to time;

(h)	“Cash Retainer Amount” has the meaning given thereto in Section 3.1(b);

(i)	“Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time and the Treasury Regulations promulgated thereunder;

(j)	“Committee” means a committee of the Board appointed in accordance with the Plan or if no such committee is appointed, the Board itself;

(k)	“Common Share” or “Common Shares” means, as the case may be, one (1) or more common shares in the capital of the Corporation;

(l)

“Corporation” means DIRTT Environmental Solutions Ltd., including any successor corporation thereof, and any reference in this Plan to action by the Corporation means action by or under the authority of the Board or the Committee, as the case may be;

(m)	“Deferred Share Unit” means a unit equivalent in value to a Common Share, created by means of a bookkeeping entry in the books of the Corporation in accordance with Section 3;

(n)	“Deferred Share Unit Amount” has the meaning given thereto in Section 4.1(a);

(o)	“Election Form” means a document substantially in the form of Schedule “A” to this Plan;

(p)	“Eligible Director” means a director of the Corporation who is not an employee of the Corporation or any of its Affiliates;

(q)	“Mandatory Deferred Retainer Amount” has the meaning given thereto in Section 3.1(a);

(r)

“Market Value” means: (i) the volume weighted average price of a Common Share on the Toronto Stock Exchange for the five (5) trading days on which the Common Shares were trading occurring immediately prior to the applicable date; or (ii) if the Common Shares are listed on more than one stock exchange, the volume weighted average price of a Common Share for the five trading days on which the Common Shares were trading on the stock exchange with the higher average trading volume over the twenty (20) trading days immediately prior to the applicable date; or (iii) if the Common Shares are not then traded on any stock exchange, the Market Value per Common Share as determined by the Board in its discretion;

(s)	“ITA” means the Income Tax Act (Canada), as amended, and regulations promulgated thereunder;

(t)

“Person” means an individual, natural person, corporation, government or political subdivision or agency of a government, and where two or more Persons act as a partnership, limited partnership, syndicate or other group for the purpose of acquiring, holding or disposing of securities of an issuer, such syndicate or group shall be deemed to be a Person;

(u)	“Plan” means this deferred share unit plan for non-employee directors, including all Schedules hereto, as amended from time to time;

(v)	“Redemption Date” means: (i) for an Eligible Director who is not a U.S. Eligible Director, the date elected by the Eligible Director (or, in the case of the Eligible

Director’s death, the Eligible Director’s legal representatives) which shall not be earlier than the date of the Eligible Director’s Termination Event and which shall not be later than December 15 of the year following the year in which the Eligible Director’s Termination Event occurs and, if no such election is filed, shall mean December 15 of the year following the year in which the Eligible Director’s Termination Event occurs; and (ii) for a U.S. Eligible Director, the Redemption Date shall be the 30th day following the day on which the U.S. Eligible Director’s Separation from Service occurs;

(w)	“Related Entity” means a corporation related to the Corporation within the meaning of the ITA;

(x)

“Separation from Service” means, with respect to a U.S. Eligible Director, any event that may qualify as a separation from service under Treasury Regulation Section 1.409A-1(h). A U.S. Eligible Director shall be deemed to have separated from service if he or she dies, retires, or otherwise has a termination of employment as defined under Treasury Regulation Section 1.409A-1(h);

(y)

“Termination Event” means the time at which an Eligible Director ceases to hold all positions with the Corporation or a Related Entity as a result of the Eligible Director’s death or retirement from, or loss of, an office or employment for purposes of paragraph 6801(d) of the regulations under the ITA;

(z)	“Treasury Regulations” means the regulations promulgated under the Code; and

(aa)	“U.S. Eligible Director” means any Eligible Director who is a United States citizen or resident alien as defined for purposes of Section 7701(b)(1)(A) of the Code.

Where the context so requires, words importing the singular number include the plural and vice versa, and words importing any gender include any other gender. Whenever the Board or Committee, as the case may be, is entitled to exercise discretion in the administration of the Plan, the term “discretion” means the sole and absolute discretion of the Board or Committee, as the case may be.

1.3	Effective Date of Plan

The Plan was effective as of September 25, 2017 and is amended and restated as of September ∎, 2018.

1.4	Choice of Law

The Plan is established under, and the provisions of the Plan shall be subject to and interpreted and construed in accordance with, the laws of the Province of Alberta and the federal laws of Canada applicable therein. The Corporation and each Eligible Director hereby attorn to the jurisdiction of the Courts of Alberta.

1.5	Headings

The headings used herein are for convenience only and are not to affect the interpretation of the Plan.

1.6	Currency

All payments and benefits under this Plan shall be determined and be payable in the lawful currency of Canada.

2.	ADMINISTRATION

2.1	Administration of the Plan

The Plan shall be administered by the Board, by a Committee of the Board appointed in accordance with Section 2.2, or by an Administrator.

2.2	Appointment of Committee

The Board may at any time appoint a Committee, consisting of not less than two (2) of its members, to administer the Plan on behalf of the Board in accordance with such terms and conditions as the Board may prescribe, consistent with the Plan. Once appointed, the Committee shall continue to serve until otherwise directed by the Board. From time to time, the Board may change the size of the Committee and appoint additional members, remove members (with or without cause) and appoint new members in their place, fill vacancies however caused, or remove all members of the Committee and thereafter directly administer the Plan.

2.3	Quorum and Voting

A majority of the members of the Committee shall constitute a quorum and, subject to the limitations in this Section 2, all actions of the Committee shall require the affirmative vote of members who constitute a majority of such quorum. The Committee may approve matters by written resolution signed by a majority of the Committee.

2.4	Powers of the Board

The Board (and the Committee if appointed by the Board in accordance with Section 2.2) shall have the authority to do the following: (i) interpret and administer the Plan; (ii) establish, amend and rescind any rules and regulations relating to the Plan; and (iii) make any other determinations that the Board deems necessary or desirable for the administration of the Plan. The Board may correct any defect or supply any omission or reconcile any inconsistency in the Plan, in the manner and to the extent the Board deems, in its discretion, necessary or desirable. The day-to-day administration of the Plan may be delegated to the Committee or an Administrator as the Board determines. The Committee may make recommendations to the Board in respect of any of the actions set forth above.

This Plan is intended to satisfy the requirements of Section 409A of the Code and is intended not to be a “salary deferral arrangement” within the meaning of the ITA on the basis that it satisfies the requirements of paragraph 6801(d) of the regulations under the ITA, and shall be interpreted and administered consistent with such intent.

2.5	Interpretation

The interpretation by the Board of any of the provisions of the Plan and any determination by it pursuant thereto shall be final, conclusive and binding and shall not be subject to dispute by any Eligible Director. No member of the Board or any Person acting pursuant to authority delegated by it hereunder shall be personally liable for any action or determination in connection with the Plan made or taken in good faith and each member of the Board and each such Person shall be entitled to indemnification with respect to any such action or determination in the manner provided for by the Corporation.

2.6	Taxes and Other Source Deductions

The Corporation shall be authorized to deduct from any amount to be paid or credited hereunder any Applicable Withholding Taxes in such manner as the Corporation determines.

3.	DEFERRED SHARE UNITS

3.1	Award of Deferred Share Units

(a)	The Board may, from time to time, direct that all or a portion of the Annual Retainer of Eligible Directors (the “Mandatory Deferred Retainer Amount”) be received in the form of Deferred Share Units.

(b)

In addition to Section 3.1(a), each Eligible Director shall have the right, but not the obligation, to elect once each calendar year to receive all or a portion of such director’s Annual Retainer that is in excess of the director’s Mandatory Deferred Retainer Amount (the “Cash Retainer Amount”) for the immediately succeeding year in the form of Deferred Share Units. This election shall be made by completing, signing and delivering to the Secretary of the Corporation an Election Form:

(i)	in the case of an existing director, prior to the end of the calendar year preceding the year to which such election is to apply; or

(ii)	in the case of a new director, within 30 days after the director’s appointment.

In each case, the election, when made, shall be irrevocable and only apply prospectively with respect to the Eligible Director’s Cash Retainer Amount yet to be earned.

(c)

Notwithstanding anything herein to the contrary, each Eligible Director as of September ∎, 2018 shall have the right, but not the obligation, to make an initial and irrevocable election prior to October 1, 2018 to receive all or a portion of such Eligible Director’s Cash Retainer Amount in respect of the fourth quarter of

2018 in the form of Deferred Share Units. This election shall be made by completing, signing and delivering to the Secretary of the Corporation an Election Form no later than September 30, 2018.

(d)

The number of Deferred Share Units (including fractional Deferred Share Units) to be credited as of each Award Date shall be determined by dividing (i) the amount of the applicable portion of the Annual Retainer to be credited in Deferred Share Units on that Award Date by (ii) the Market Value as at the Award Date, rounded to the nearest one-thousandth of a Deferred Share Unit.

(e)

The Board may, in its discretion, award Deferred Share Units to Eligible Directors on such terms and conditions as it determines, including vesting and the treatment of unvested Deferred Share Units upon the occurrence of a Termination Event.

(f)

All Deferred Share Units to be credited to an Eligible Director will be credited to an account maintained for the Eligible Director on the books of the Corporation. Deferred Share Units will be credited to such account at each Award Date in respect of the portion of the Annual Retainer earned in that calendar quarter to be credited in Deferred Share Units.

(g)

Notwithstanding any other provision of the Plan, if a Blackout Period is in effect, an Eligible Director may not deliver an election until the first day immediately following the expiration of the Blackout Period.

3.2	Credit for Dividends

An Eligible Director’s account shall be credited with additional Deferred Share Units on any dividend payment date in respect of which normal cash dividends are paid on the Common Shares. Such additional Deferred Share Units shall be computed by dividing: (a) the amount obtained by multiplying the amount of the dividend declared and paid per Common Share by the number of Deferred Share Units recorded in the Eligible Director’s account on the record date for such dividend, by (b) the Market Value as at the dividend payment date, rounded to the nearest one-thousandth of a Deferred Share Unit.

3.3	Reporting of Deferred Share Units

Statements of the Deferred Share Unit accounts will be provided to the Eligible Directors at least annually.

4.	REDEMPTION OF DEFERRED SHARE UNITS

4.1	Redemption of Deferred Share Units

(a)

The Corporation shall redeem all Deferred Share Units credited to an Eligible Director’s account on the Eligible Director’s Redemption Date for an amount (the “Deferred Share Unit Amount”) equal to: (i) the number of Deferred Share Units credited to the Eligible Director’s account on the Redemption Date multiplied by (ii) the Market Value as at the Redemption Date minus

(iii) Applicable Withholding Taxes. The Deferred Share Unit Amount shall be paid as a lump-sum by the Corporation within ten days of the Redemption Date, but in any event no later than December 31 of the year following the year in which the Eligible Director’s Termination Event occurs. Upon payment of the Deferred Share Unit Amount, the Deferred Share Units shall be cancelled and such Eligible Director shall have no further rights under the Plan.

(b)

Notwithstanding the preceding paragraph, if an Eligible Director becomes an employee of the Corporation or any Related Entity, such director’s eligibility to participate in the Plan will be suspended for the period during which such director remains an employee of the Corporation or any Related Entity. In such a circumstance, the director shall not be eligible to be credited with additional Deferred Share Units (other than Deferred Share Units credited under Section 3.2) and shall not be eligible for redemption of Deferred Share Units until the date of the Eligible Director’s Termination Event.

4.2	Death of Eligible Director Prior to Redemption

Upon the death of an Eligible Director, the Corporation shall redeem all the Deferred Share Units credited to the account of such Eligible Director under the Plan in accordance with Section 4.1, provided that amounts that would have otherwise been payable to such Eligible Director under such section shall be paid to the legal representatives of the estate of such Eligible Director.

4.3	U.S. Eligible Directors

Notwithstanding any other provision of the Plan to the contrary, if the Deferred Share Units of a U.S. Eligible Director are subject to tax under both the income tax laws of Canada and the income tax laws of the United States, then, if such individual experiences a Termination Event, he or she must also experience a Separation from Service, and vice versa. The Corporation, the Eligible Directors and any Related Entity shall take all necessary steps to ensure the foregoing, including by avoiding the following circumstances:

(a)

a U.S. Eligible Director experiences a Separation from Service as a result of a permanent decrease in the level of services such U.S. Eligible Director provides to the Corporation or a related entity that is considered the same service recipient under Section 409A of the Code to less than 20% of his or her past service, but such U.S. Eligible Director continues to provide some level of service to the Corporation or a Related Entity;

(b)

a U.S. Eligible Director experiences a Separation from Service as a result of ceasing to be a member of the Board, but such U.S. Eligible Director continues providing services as an employee of the Corporation or a corporation related to the Corporation within the meaning of the ITA; or

(c)

a U.S. Eligible Director, for any reason, experiences a Termination Event, but continues to provide services as an independent contractor such that he or she has not experienced a Separation of Service.

These provisions are intended to avoid adverse tax consequences under Section 409A of the Code and under paragraph 6801(d) of the regulations under the ITA that may result because of the different requirements as to the time of redemption of Deferred Share Units (and thus the time of taxation) with respect to a U.S. Eligible Director’s Separation from Service (under U.S. tax law) and the Eligible Director’s Termination Event (under Canadian tax law).

5.	GENERAL

5.1	Adjustment to Deferred Share Units

In the event of any stock dividend, stock split, combination or exchange of shares, merger, amalgamation, arrangement, consolidation, reclassification, spin-off or other distribution (other than normal cash dividends) of the Corporation’s assets to shareholders, or any other change in the capital of the Corporation affecting Common Shares, the Board will make such proportionate adjustments, if any, as the Board in its discretion deems appropriate to reflect such change (for the purpose of preserving the value of the Deferred Share Units), with respect to the accounts of each Eligible Director and the Deferred Share Units outstanding under the Plan. However, no amount will be paid to, or in respect of, an Eligible Director under the Plan or pursuant to any other arrangement, and no Deferred Share Units will be granted to such Eligible Director to compensate for a downward fluctuation in the price of Common Shares, nor will any other form of benefit be conferred upon, or in respect of, an Eligible Director for such purpose.

5.2	Amendment, Suspension, or Termination of Plan

(a)

The Board may amend the Plan as it deems necessary or appropriate, but no such amendment shall, without the consent of the Eligible Director or unless required by law, adversely affect the rights of an Eligible Director with respect to Deferred Share Units to which the Eligible Director is then entitled under the Plan.

(b)

The Board may terminate the Plan at any time, but no such termination shall, without the consent of the Eligible Director or unless required by law, adversely affect the rights of an Eligible Director with respect to Deferred Share Units to which the Eligible Director is then entitled under the Plan.

(c)

Notwithstanding the foregoing, any amendment or termination of the Plan shall be such that the Plan continuously meets the requirements of paragraph 6801(d) of the regulations under the ITA or any successor to such provision and the requirements of Section 409A of the Code as may apply to U.S. Eligible Directors.

5.3	Compliance with Laws

The administration of the Plan shall be subject to and performed in conformity with all applicable laws and any applicable regulations of a regulatory authority. Should the Board, in its discretion, determine that it is not feasible or desirable to honour an election in favour of Deferred Share Units due to such laws or regulations, its obligation shall be satisfied by means of an equivalent cash payment (equivalence being determined on a before-tax basis), less Applicable Withholding Taxes.

5.4	Reorganization of the Corporation

The existence of any Deferred Share Units shall not affect in any way the right or power of the Corporation or its shareholders to make or authorize any adjustment, recapitalization, reorganization or other change in the Corporation’s capital structure or its business, or any amalgamation, combination, merger or consolidation involving the Corporation or to create or issue any bonds, debentures, shares or other securities of the Corporation or the rights and conditions attaching thereto or to effect the dissolution or liquidation of the Corporation or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar nature or otherwise.

5.5	Unfunded Plan

Unless otherwise determined by the Board, this Plan shall be unfunded and the Corporation will not secure its obligations under this Plan. To the extent any Eligible Director holds any rights under this Plan, such rights (unless otherwise determined by the Board) shall be no greater than the rights of an unsecured creditor of the Corporation.

5.6	General Restrictions and Assignment

(a)

Except as required by law or as permitted by the Board, the rights of an Eligible Director under the Plan are not capable of being anticipated, assigned, transferred, alienated, sold, encumbered, pledged, mortgaged or charged and are not capable of being subject to attachment or legal process for the payment of any debts or obligations of the Eligible Director.

(b)	Rights and obligations under the Plan may be assigned by the Corporation to a successor in the business of the Corporation.

(c)	Any hedging activities by Eligible Directors in respect of their rights under the Plan or any Deferred Share Units credited to them hereunder are expressly prohibited under the Plan.

5.7	No Right to Service

Neither participation in the Plan nor any action taken under the Plan shall give or be deemed to give any Eligible Director a right to continued appointment as a member of the Board and shall not interfere with any right of the shareholders of the Corporation to remove any Eligible Director as a member of the Board at any time.

5.8	No Shareholder Rights

Under no circumstances shall Deferred Share Units be considered Common Shares or shares of any other class of the Corporation, nor entitle any Eligible Director to exercise voting rights or any other rights attaching to the Common Shares, nor shall any Eligible Director be considered the owner of the Common Shares by virtue of the award of Deferred Share Units.

5.9	Notice

Any notice, delivery or other correspondence of any kind whatsoever to be provided by the Corporation to an Eligible Director will be deemed to have been provided if provided to the last home address, fax number or email address of the Eligible Director in the records of the Corporation and the Corporation shall be under no obligation to confirm receipt or delivery.

5.10	Severability

The invalidity or unenforceability of any provision of this Plan shall not affect the validity or enforceability of any other provision and any invalid or unenforceable provision shall be severed from this Plan.

5.11	No Liability

The Corporation shall not be liable to any Eligible Director for any loss resulting from a decline in the market value of the Common Shares.

SCHEDULE “A”

DIRTT ENVIRONMENTAL SOLUTIONS LTD.

DEFERRED SHARE UNIT PLAN

FOR NON-EMPLOYEE DIRECTORS

(the “Plan”)

ANNUAL ELECTION FORM FOR THE YEAR

Election Regarding Deferred Share Units

I hereby irrevocably elect to receive Deferred Share Units under the Plan in respect of my Cash Retainer Amount for [insert year] to be paid to me as follows: (circle A, B or C)

A.	$ of my Cash Retainer Amount is to be credited to me in the form of Deferred Share Units.

- OR -

B.	% of my Cash Retainer Amount is to be credited to me in the form of Deferred Share Units.

- OR -

C.	I hereby elect NOT to receive Deferred Share Units under the Plan pursuant to Section 3.1(b) of the Plan.

Capitalized terms used but not defined herein have the meanings attributed to them under the Plan.

Acknowledgement

By executing this Election Form, I acknowledge that:

(a)        I have read and understand the Plan and agree to all of its terms and conditions.

(b)        All payments will be net of any Applicable Withholding Taxes.

(c)        I understand that any amounts I defer hereunder are unfunded and unsecured.

Eligible Director Signature

Eligible Director Name (please print)

Date

CHECK THE BOX BELOW IF APPLICABLE:

☐     I am a U.S. Eligible Director.

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